                               PROGRAM AGREEMENT

    THIS PROGRAM AGREEMENT is made and entered into this 12th day of October, 1989, by and between MONTGOMERY WARD & CO., INCORPORATED, an Illinois corporation, having its principal executive office and place of business at Montgomery Ward Plaza, Chicago, Illinois ("MW") and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation having its principal office at 570 Lexington Avenue, New York, New York and administrative offices at 1600 Summer Street, Stamford, Connecticut ("GE Capital").


                                   WITNESSETH:

    WHEREAS, MW acquires Inventory (as hereinafter defined) from certain manufacturers and distributors for resale to its customers; and
    WHEREAS, MW has requested GE Capital to pay to such manufacturers and distributors whose payment terms are approved by GE Capital from time to time in its sole discretion as hereinafter provided ("Vendors") the invoice price of such Inventory acquired after the date of this Agreement (net of any applicable discount); and
    WHEREAS, GE Capital is willing to make such payments for MW if it is reimbursed for such payments on the terms and subject to the conditions herein set forth;
    NOW, THEREFORE, the parties hereto, in consideration of the terms, covenants, provisions and conditions hereinafter set forth, have agreed as follows:
    1. PAYMENTS BY GE CAPITAL. At MW's request, GE Capital shall, from time to time, make payments to Vendors in amounts equal to the invoice price (net of any applicable discount) for Inventory acquired by MW ("Payments"). GE Capital shall from time to time in GE Capital's sole discretion approve or refuse to approve specific purchase orders from any Vendors based upon each such Vendor's payment terms. If GE Capital shall refuse such approval for any purchase order(s) from a Vendor at any time for any reason it shall not have the right to rescind such approval for any previously approved purchase order(s) from such Vendor. GE Capital shall be under no obligation to make Payments to Vendors with respect to any purchase orders which it has not approved. For purposes of this Agreement, the term "Inventory" shall mean appliances, electronics, furniture and such other items of merchandise as the parties may agree from time to time shall constitute Inventory purchased by MW from Vendors for resale in its retail stores. The aggregate amount of outstanding Payments and other amounts payable hereunder, at any given time, shall not exceed One Hundred Million Dollars ($100,000,000.00).
    Whenever GE Capital is notified orally or in writing, in any manner, by any Vendor, that MW desires GE Capital to pay for the acquisition of Inventory to be sold to MW by such Vendor, GE Capital may rely upon such notice as a request from MW to pay for such acquisition. Notwithstanding the foregoing, GE Capital shall not be obligated to pay for any acquisition of furniture by MW if after giving effect to such acquisition, the aggregate amount of unreimbursed Payments made with respect to furniture would exceed twenty-five percent (25%) of the aggregate amount of unreimbursed Payments made with respect to all Inventory. Any invoice, notice of shipment or schedule ("Invoice") pertaining to Inventory, which lists GE Capital as vendee or which otherwise indicates that GE Capital will pay for the acquisition of such Inventory for MW, shall be conclusive evidence that MW has agreed that GE Capital is to pay for the acquisition of such Inventory for MW under the terms of this agreement. The amount of any Payment plus any applicable charges provided for on any supplement(s) attached hereto (each of which, when signed by the parties hereto, shall become a part of this Agreement) ("Supplement"), shall be subject to the reimbursement provisions of this Agreement and any such applicable Supplement(s).

    2. MW REIMBURSEMENTS. MW shall, following receipt of Invoices from GE Capital, reimburse GE Capital for Payments. Such reimbursements shall be equal to the gross amount due as shown on such Invoices (prior to deducting any applicable discount). Such reimbursement shall be made when due, as determined in accordance with any applicable Supplement(s). MW shall make all reimbursements at or to the GE Capital office located at 1600 Summer Street, Stamford, Connecticut, or such other office address as GE Capital may hereafter specify in writing for such purpose. Reimbursements shall be applied by GE Capital against the Payments outstanding at the time reimbursements are made. If any reimbursement is not received by GE Capital on or before the date due, MW agrees to pay applicable charges as provided in any applicable Supplement(s).
    MW hereby assigns to GE Capital any credits or payments received by MW in connection with the Inventory paid for by GE Capital hereunder, for application in GE Capital's sole discretion to any amounts owed by MW.
    GE Capital shall provide monthly, or at other intervals mutually agreed to by GE Capital and MW, an accounting of Payments made to Vendors and reimbursements received from MW. Each such accounting shall (absent manifest error) be deemed prima facie evidence in all respects as to all matters reflected therein, unless MW shall, within twenty (20) days after the date any such accounting is rendered, notify GE Capital in writing of any objection which MW may have to any such accounting, describing the basis for such objection with specificity.

    3. REPRESENTATIONS AND WARRANTIES. MW represents and warrants to GE Capital that:
         (a) MW is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois;
         (b) MW is duly authorized to enter into this Agreement, has taken all necessary corporate action to authorize the execution and consummation of this Agreement, and shall furnish

GE Capital with satisfactory evidence of same upon request. This Agreement is a legal, valid and binding obligation of MW enforceable against MW in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;
         (c) The execution, delivery and performance of this Agreement do not constitute a breach of any provisions contained in MW's Articles of Incorporation or Bylaws;
         (d) The execution, delivery or performance of this Agreement is not in contravention of any applicable provision of law, governmental rule or regulation and does not require the consent of approval or any governmental entity or authority or any other person which has not been obtained;
         (e) The execution, delivery or performance of this Agreement is not in contravention of any order binding upon MW, or any agreement, indenture or other instrument, including, without limitation, any loan agreement to which MW is a party or by which MW or its property is or may be bound, and will not result in a breach or termination thereof, constitute a default thereunder, or accelerate any performance required thereby or result in the creation or imposition of a lien on any of its properties;
         (f) The financial statements which have been delivered by or for MW to GE Capital, have been prepared in accordance with generally accepted accounting principles, and accurately reflect MW's financial condition as of the dates of such statements. MW has no material contingent liabilities not provided for or disclosed in the financial statements delivered to GE Capital;
         (g) No litigation which might impair the enforceability of this Agreement or MW's ability to perform its obligations hereunder ("Material Litigation") is pending or, to MW's knowledge, threatened against MW;
         (h) (1) All tax returns, reports and forms required to be filed with any domestic or foreign taxing authority in connection with any activities or assets of MW have been filed, except were the failure to file any such return, report or form would not have any material adverse effect on the business or financial condition of MW and its subsidiaries taken as a whole.
              (2) All taxes required to be paid with respect to the activities or assets of MW and its subsidiaries have been duly paid or provisions deemed appropriate where made by Mobil Corporation ("Mobil"), Marcor Inc. ("Marcor") and/or MW and its subsidiaries, on the books and records therefor, except such amounts (i) as are contested in good faith and as to which adequate reserves were provided by MW in accordance with the best estimates of ultimate liability by the entity responsible therefor or
(ii) the non-payment of which would not have a material adverse effect on the business or financial condition of MW and its subsidiaries taken as a whole.
              (3) From July 1, 1976 through June 22, 1988, for federal income tax purposes, MW and its subsidiaries were a member of the affiliated group of which Mobil, MW's ultimate parent corporation, was the common parent, and the income of MW and its subsidiaries were included in the consolidated federal income tax returns of Mobil through June 22, 1988. All filings and payments with respect thereto were made directly by Mobil, and all refunds with respect thereto have been or will be paid directly to Mobil; payments have been or are made and received by MW and its subsidiaries with respect to such taxes under tax sharing agreements with Mobil and Marcor. Accordingly, all representations and warranties made in Sections 3(h) (1) and
(2) with respect to federal income taxes are qualified to the best of MW's general knowledge of Mobil's practices and procedures. To the best of its knowledge, MW has made all payments which are due to Mobil and Marcor as determined by Mobil and Marcor, under such tax sharing agreements.
         (i) The Inventory is not covered by or subject to, in whole or in part, (1) any effective security agreement or equivalent security or lien instrument, or (2) any financing statement or continuation statement on file or of record in any public office.
         (j) MW's principal place of business is located at the address indicated above.

   4. FINANCIAL STATEMENTS AND INFORMATION. For so long as MW shall have any obligation to GE Capital under this Agreement, it shall deliver to GE
Capital:
      (a) Within one hundred five (105) days after the close of each fiscal year, a copy of the annual financial statements of MW and Parent, consisting of a balance sheet, income statement and statements showing changes in financial position, certified by independent public accountants regularly retained by MW and Parent and accompanied by such accountants' certification stating that, in the normal course of their audit, such accountants have not become aware of any Event of Default under this Agreement (or, if there is any such Event of Default, describing it and the steps, if any, being taken to cure it);
      (b) Within sixty (60) days after the end of each quarter, except the last quarter of each fiscal year of MW, a copy of an unaudited financial statement of MW prepared in the same manner as the audit report referred to in Section (a) above and consisting of a balance sheet as of the close of that quarter, statements of earnings for that quarter and statements of earnings and cash flows for the period from the beginning of that fiscal year to the close of that quarter;
      (c) Within thirty (30) days after learning of the occurrence of either of the following written notice thereof, describing the same and the steps (if any) being taken by MW with respect thereto: (i) the occurrence of any Event of Default (whether or not cured), or (ii) the institution of any Material Litigation or development which might lead to Material Litigation.
      The financial statements which are delivered by or for MW to GE
Capital pursuant to Section 4(a) and (b) shall be prepared in accordance with generally accepted accounting principles, and accurately reflect MW's financial condition as of the date of such statements.

   5. COVENANTS. MW covenants and agrees that, for so long as it shall have any obligation to GE Capital hereunder, it shall:
      (a) Except as permitted in Section 5(b) below, preserve and maintain its corporate existence and rights, privileges and franchises in connection therewith;
      (b) Not consolidate or merge with or into any other entity or convey its property as an entirety or substantially as an entirety to any other entity unless: (i) in the case of a merger, MW shall be the surviving entity, and immediately after such consolidation or merger no Event of Default shall exist, or (ii) if MW shall not be the surviving entity, the entity into which MW is consolidated or merged shall specifically assume in a writing satisfactory to GE Capital any and all of the liabilities of MW under this Agreement and the related documents, including any Supplement(s) hereto;
      (c) Not violate any of the requirements of any applicable laws, rules, regulations, and orders of any governmental authority (federal, state, local or foreign, including, without limitation, environmental, health and safety laws, rules, regulations and orders); provided, however, that any violation by MW of any environmental, health or safety order, rule or regulation shall not be deemed a violation of this Section 5(c) so long as MW shall, upon notice of such violation, immediately take appropriate action to cure such violation;
      (d) Promptly pay when due all taxes, assessments or other charges owing by MW except taxes, assessments and other charges which shall be diligently contested in good faith by appropriate proceedings and as to which adequate reserves shall have been set aside in accordance with generally accepted accounting principles;
      (e) Not grant a security interest in, or otherwise create a lien on, the Inventory without forty-five (45) days prior written notice to GE Capital;
      (f) Not change its principal place of business without giving GE
Capital thirty (30) days prior written notice thereof;
      (g) Permit a GE Capital employee designated by GE Capital to work on MW's premises in MW's accounts payable operation to administer this program; MW agrees to allow such employee access to all MW books and records as necessary to perform this function;
      (h) Use its best efforts to implement streamlined payment and other procedures, including but not limited to tape to tape purchasing, mutually agreed to by GE Capital and MW in order to administer this Agreement; and
      (i) Indemnify and hold GE Capital harmless from and against any and all third party suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by GE Capital as the result of its having entered into this Agreement or made Payments hereunder; provided, however, that MW shall not be liable for such indemnification to GE Capital to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from GE Capital's gross negligence or willful misconduct.

   6. TERM. This Agreement shall remain in effect for one year commencing on the date hereof, unless sooner terminated as provided in this Section 6 or in
Section 7, and shall continue thereafter from year to year unless terminated by either party by giving the other party thirty (30) days written notice prior to any anniversary date hereof. Notwithstanding the foregoing, GE Capital may terminate this Agreement at any time upon thirty (30) days prior written notice to MW or upon the occurrence of an Event of Default specified in Section 7.
   Upon termination of this Agreement by either party, pursuant to this
Section 6, MW shall reimburse to GE Capital (a) the amount of Payments which have not been reimbursed as of the date of termination (including Payments covering any Inventory shipped to MW for which the Invoice(s) has not yet been received by GE Capital) which amount of Payments shall be due and payable in accordance with the terms of any applicable Supplement(s), and (b) all applicable charges and any other unpaid amounts owing pursuant to this Agreement and any Supplement(s), which charges and other unpaid amounts shall be immediately due and payable unless otherwise provided in any applicable Supplement(s).

   7. EVENTS OF DEFAULT.
      (a) Each of the following shall constitute an Event of Default under this Agreement:
          (1) Failure by MW to make any reimbursement due under Section 2 or any applicable Supplement(s) and the continuance thereof for five (5) business days after notice thereof to MW by GE Capital;
          (2) Failure by MW to make any other payment under any other provision of this Agreement or any applicable Supplement(s) and continuance of such failure for ten (10) days after notice thereof to MW by GE Capital;
          (3) Failure by MW to comply with or to perform its obligations under any material provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section (7) and (i) continuance of such failure for thirty (30) days after notice thereof to MW by GE Capital specifying such failure if such failure can be cured with diligence within such 30-day period by MW or can be cured by the payment of money, or (ii) continuance of such failure for sixty (60) days after notice thereof to MW by GE Capital specifying such failure if such failure cannot with diligence be cured within such 30-day period and cannot be cured by the payment of money.
          (4) Default by MW in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Debt (as hereinafter defined) of MW or default in the performance or observance of any obligation or condition with respect to any such Debt, if (i) such default has not been remedied within five (5) business days after notice thereof to MW by the holder or holders of such Debt or any trustee or agents for such holders; (ii) the effect of such default is to accelerate the maturity of any such Debt or cause any of such Debt to be prepaid, purchased or redeemed; or (iii) the holder of holders thereof, or any trustee or agent for such holder(s) (x) causes such Debt to become due and payable prior to its express maturity or to be prepaid, purchased or redeemed or (y) receives any payment (other than any payment which was scheduled to be made prior to the occurrence of such default), guaranty or security or other concession from or on behalf of MW, or any subsidiary; provided, however, that no such default under this Section 7(a)(4) shall constitute an Event of Default unless the amount of Debt so affected is at least $5,000,000. For purposes hereof, "Debt" with respect to MW means, as of the date of determination thereof, (i) all of MW's indebtedness for borrowed money, (ii) all of MW's capitalized lease obligations, (iii) all of MW's actual or contingent reimbursement obligations with respect to letters of credit issued for MW's account (iv) all of MW's actual or contingent obligations with respect to interest swap agreements or currency swap agreements or other hedge agreements relating to fluctuations in interest rates or currencies, (v) all of MW's liabilities under Title IV of ERISA, and (vi) any and all indebtedness or obligations of any of the types described in the preceding clauses (i), (ii), (iii), (iv) and (v) for which MW is liable, directly or indirectly, under a guaranty.
          (5) The Account Purchase Agreement (the "Account Purchase Agreement") dated as of June 24, 1988 between MW and Montgomery Ward Credit Corporation ("MWCC") shall be amended or modified in any material respect, or shall fail to remain in full force and effect, or (ii) any "Seller Default" or "Buyer Default", as defined in the Account Purchase Agreement, shall occur thereunder, or (iii) MW or MWCC shall give notice of termination or take any action to terminate thereunder, or (iv) MWCC shall exercise an option to repurchase any receivables thereunder.

          (6) The occurrence of any of the following events: (i) MW shall become insolvent or generally fail to pay, or shall admit in writing its inability or refusal to pay debts as they become due, or (ii) MW shall apply for, consent to, or acquiesce on the appointment of a trustee, receiver, or other custodian shall be appointed for MW or for a substantial part of its property and shall not be discharged within sixty (60) days, or (iv) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced in respect to MW, and if such case or proceeding is not commenced by MW, it shall be consented to or acquiesced in by MW or remain for sixty (60) days undismissed, or (v) MW shall generally fail to pay its debts as they become due, or (vi) MW shall take any corporate action to authorize, or in furtherance of, any of the foregoing.
          (7) Any representation or warranty made by MW herein is breached or contains any statement which is false or misleading in any material respect.
          (8) The rendering of any final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of One million dollars ($1,000,000.00) in the aggregate against MW, if the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid or discharged for a period of sixty (60) days;
      (b) EFFECT OF EVENT OF DEFAULT.  If any Event of Default shall occur,
GE Capital may immediately, by written notice to MW, terminate this Agreement, cease making further Payments to Vendors pursuant to Section 1 hereof, and declare all of MW's obligations under this Agreement and any applicable Supplement(s) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by MW, and GE Capital may proceed to enforce payment of same.

    8. SELECTION OF INVENTORY; DICLAIMER OF WARRANTY/ MAINTENANCE. MW has selected both the Inventory and the Vender from whom it shall acquire the Inventory and MW acknowleges and agrees that GE Capital makes no representation or warranty as to, and MW assumes all responsibility and risk for the Inventory including, without limitation, the existence, character, quality, condition and value of the Inventory. MW irrevocably waives any claims against GE Capital with respect to the Inventory, whether for breach of warranty or otherwise. Any such claims shall not alter, diminish or otherwise impair MW's liabilities or obligations to GE Capital hereunder. Without limiting the foregoing, MW shall be obligated to REIMBURSE GE Capital in full even if the Inventory is defective or fails to conform to the warranties extended by Vendors. MW shall not assert against GE Capital any claim or defense MW may have against any Vendor.

    9. COLLECTIONS FROM VENDORS BY GE CAPITAL.
       (a) Notwithstanding anything to the contrary contained herein, GE Capital's right to any reimbursement under this Agreement shall be subject to MW's right of deduction of any valid claim of MW asserted in good faith against a Vendor to the extent that, at the time MW notifies GE Capital of such valid claim, there are unpaid Payments due from GE Capital on Invoices from such Vendor or it is reasonably expected by MW that GE Capital will be requested to make Payments to such Vendor in the future. The deduction shall be no greater than the amount of the valid claim charged back by or on behalf of MW to said Vendor. A copy of the chargeback documentation shall be furnished to GE Capital at the time MW asserts such right of deduction.
       Valid claims shall be limited to (i) claims respecting Inventory which result from returned merchandise, damaged merchandise, or incorrect unit pricing or quantities of merchandise, or (ii) other such bona fide claims directly related to the Inventory merchandise.
       GE Capital shall use its best efforts to resolve any valid claims submitted as chargebacks to Vendor. MW will indemnify GE Capital and will hold harmless GE Capital from and against any and all losses, liabilities, claims, expenses, charges, demands, suits, judgements, and awards (including all attorney's fees) (collectively "Losses") arising from the taking of any deduction by MW, including without limitation

(i) any Losses arising from GE Capital's inability to withhold an amount equal to such deduction from amounts payable on Invoices to the applicable Vendor if (a) such inability arises from the fact that MW has ceased doing business with such Vendor and (b) sixty (60) days have passed since the date GE Capital learned that MW has ceased doing business with such Vendor and
(ii) any Losses arising from any chargeback withheld from such Vendor which is disputed by such Vendor and which cannot be resolved satisfactorily with such Vendor within one hundred (120) days after the date MW notified GE Capital of such valid claim; provided that MW shall not be required to indemnify GE Capital to the extent that the Losses arise solely from GE Capital's negligence or misconduct and provided, further, that with respect to indemnification under (ii) above, GE Capital shall not make payment to the Vendor of the amount represented by the disputed chargeback which was previously deducted by GE Capital, but shall assign the claim to MW, and MW shall assume all obligations for resolving such claim. MW shall remit promptly to GE Capital all amounts which become payable pursuant to the above indemnity upon the expiration of the time periods referred to in (i) and (ii) above, but in no case shall such amounts be remitted sooner than one hundred twenty (120) days from the earlier of (i) the shipping date of the Inventory covered by such Invoice or (ii) the date of such Invoice. Without limiting the foregoing, if amounts previously deducted by MW become payable to GE Capital pursuant to the above indemnity and are not remitted immediately to GE Capital when due, such amounts shall be subject to interest at a rate equal to the prime rate in effect on the last business day of the month preceeding the month in which such amounts become payable.
    (b) GE Capital agrees that it shall, during the term of this Agreement, at no cost to MW, use its best efforts to collect from any Vendor with whom MW has ceased doing business any debit balance owed to MW by such Vendor with regard to Inventory for which GE Capital has made Payments, provided that

MW requests that GE Capital do so and provides GE Capital with documentation verifying said debit balance. Notwithstanding the foregoing, MW shall not be entitled to deduct any such debit balance from any reimbursement due to GE Capital and shall remain obligated to reimburse GE Capital in full for any Payment made with respect to such Inventory in accordance with the applicable Supplement(s). MW shall indemnify GE Capital against Losses arising in connection with any such collection efforts; provided that MW shall not be required to indemnify GE Capital to the extent that the Losses arise solely from GE Capital's negligence, willful misconduct or failure to comply with applicable law.

    10. GENERAL PROVISIONS.
        (a) GE Capital's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under any other agreement or instrument, by operation of law or otherwise.
        (b) This Agreement may not be assigned by GE Capital or MW without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.
        (c) Wherever this Agreement provides for notice from one party to the other (except as expressly provided to the contrary), it shall be given by messenger, electronic transmission, telegram or mail, effective when received by the corporate party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate in writing to the other party:

            If to GE Capital:

            General Electric Capital Corporation
            260 Long Ridge Road
            Stamford, Connecticut 06902
            Attention: S.P. Joyce

           With a copy to:

           General Electric Capital Corporation
           260 Long Ridge Road
           Stamford, Connecticut 06904

           Attention: Counsel, Retailer Financial Services

           and if to MW:

           Montgomery Ward & Co., Incorporated
           Montgomery Ward Plaza
           Chicago, Illinois 60671
           Attention: E.G. Pohlmann

           with a copy to:

           Montgomery Ward & Co, Incorporated
           Montgomery Ward Plaza
           Chicago, Illinois 60671
           Attention: Corporate Secretary

       (d) No delay or failure on the part of GE Capital in exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option and no waiver whatsoever shall be valid unless in writing and signed by an officer of GE Capital and then only to the extent therein set forth.
       (e) In the event that GE Capital employs counsel, other than salaried employees of GE Capital, with respect to the enforcement or defense of this Agreement, or the relationship created hereby, all reasonable attorney's fees arising from such services, and any expenses, costs and charges relating thereto shall constitute additional obligations of MW, payable on demand.
       (f) This Agreement and the Supplement(s) to which it expressly refers constitute the complete agreement between the parties with respect to the subject matter and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.
       (g) The validity of this Agreement and of all transactions provided for herein shall be governed by, interpreted and construed under, and in connection with, the laws of the State of New York.

       IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                  General Electric Capital Corporation

                                  By:
                                     ------------------------------------

                                  Title: Vice President
                                        ---------------------------------

                                  Montgomery Ward & Co., Incorporated

                                  By:
                                     ------------------------------------

                                  Title: Sr. Vice President
                                        ---------------------------------

                              SUPPLEMENT NO. 1 TO PROGRAM AGREEMENT


TO:  GENERAL ELECTRIC CAPITAL CORPORATION

   MW hereby supplements and amends its Program Agreement ("Agreement") with GE Capital dated October 12, 1989, to include and incorporate by reference the following additional terms and conditions:
   In consideration of the Payments made from time to time by GE Capital for MW under the Agreement, for certain Invoices covering Inventory acquired by MW from Vendors, MW agrees to make reimbursement in full of each such Invoice paid by GE Capital no later than 120 days from the earlier of (i) the shipping date of the Inventory covered by such Invoice or (ii) the date of such Invoice. If for any reason any reimbursement is received by GE Capital later than the applicable due date, MW agrees to pay to GE Capital a late charge fee equal to the sum of (i) two (2) basis points (.02% or .0002) times the amount due times the number of days past due up to fifteen (15) days and
(ii) five (5) basis points (.05% or .0005) times the amount due times the number of days past due in excess of fifteen (15) days.
   With respect to each six (6) month period during the term of the Agreement, (beginning with the period which ends on the date which is six (6) months from the date of the Agreement), GE Capital shall calculate whether MW is entitled to a discount rebate ("Discount Rebate"). GE Capital shall calculate the Discount Rebate for each six (6) month period as follows:
   (1) GE Captial shall first make the following calculations with respect to each month during such six month period:
        (a) Determine the actual number of days elapsed between (i) the earlier of (y) the shipping date of the Inventory covered by each Invoice for which reimbursement has been made by MW to GE Capital during such month (each such reimbursed Invoice herein referred to as a "Paid Invoice") and (z) the date of such Paid Invoice, and (ii) the date reimbursement for such Paid Invoice has been received by GE Capital ("Actual Number of Elapsed Days").

        (b) Determine the "Required Dollar Discount" for each Paid Invoice. The "Required Dollar Discount" with respect to a Paid Invoice shall equal the "Required Percent Discount" for such Paid Invoice times the gross amount due as shown on such Invoice (prior to deducting any applicable discount). The "Required Percent Discount" for such Paid Invoice shall be determined by reference to Exhibit A hereto, based on the applicable "Prime Rate" and the Actual Number of Elapsed Days with respect to such Paid Invoice. The applicable "Prime Rate" shall be the highest prime rate as published in the Money Rates Table of THE WALL STREET JOURNAL on the last business day of the month preceeding the month in which the Paid Invoice was paid to the Vendor by GE Capital; and
         (c) Determine the actual discount received by GE Capital with respect to its payment to Vendors of each Paid Invoice with respect to such month ("Actual Dollar Discount"); and
         (d) Aggregate the Required Dollar Discounts for all Paid Invoices with respect to such month ("Aggregate Required Dollar Discounts"); and
         (e) Aggregate the Actual Dollar Discounts for all Paid Invoices with respect to such month ("Aggregate Actual Dollar Discounts"); and
         (f) Compute the "Base Discount Rebate" for all Paid Invoices with respect to such month by (i) multiplying .003 times the gross amount due as shown on each Paid Invoice (prior to deducting any applicable discount) and (ii) adding such products together; and
         (g) Compute the "Average Number of Elapsed Days" by (i) aggregating the Actual Number of Elapsed Days for all Paid Invoices with respect to such month and (ii) dividing such aggregate by the number of Paid Invoices with respect to such month; and

        (h) Determine the "Required 120 Day Dollar Discount" for each Paid Invoice. The "Required 120 Day Dollar Discount" with respect to a Paid Invoice shall be computed in the same manner as the "Required Dollar Discount" in subparagraph (b) above with the exception that the Actual Number of Elapsed Days shall be assumed to be 120 days for all Paid Invoices; and
        (i) Aggregate the Required 120 Day Dollar Discounts for all Paid Invoices with respect to such month ("Aggregate Required 120 Day Dollar Discounts").
   (2) GE Capital shall then apply such calculations as follows with respect to each month during such six (6) month period:
        (a) If Aggregate Actual Dollar Discounts exceed Aggregate Required Dollar Discounts, GE Capital shall credit all or a portion of the amount of such excess to a MW Rebate Memorandum Account ("Rebate Account") as follows: (i) First, an amount equal to the amount by which, if any, the Aggregate Required 120 Day Dollar Discount exceeds the Aggregate Required Dollar Discount shall be credited by GE Capital to the Rebate Account; (ii) Second, GE Capital shall determine the amount by which, if any, the Aggregate Actual Dollar Discount exceeds the Aggregate Required 120 Day Dollar Discount (the "Shared Excess"); (iii) Third, GE Capital shall credit the Rebate Account with all or a portion of the Shared Excess as follows:
              (1) If the Shared Excess is less than the Base Discount Rebate, all of the Shared Excess shall be credited to the Rebate Account.

             (2) If the Shared Excess exceeds the Base Discount Rebate, GE Capital shall credit the Rebate Account in an amount equal to (X) the Base Discount Rebate, plus (Y) fifty percent
             (50%) of the portion of the Shared Excess which exceeds the Base Discount Rebate plus (Z) if the Average Number of Elapsed Days is less than one hundred twenty (120) and greater than seventy (70), an additional one percent (1%) of the portion of the Shared Excess which exceeds the Base Discount Rebate for each such day by which the Average
             Number of Elapsed Days is less than one hundred twenty
             (120), but in no event more than fifty percent (50%) of such portion.
        (b) If Aggregate Actual Dollar Discounts are less than Aggregate Required Dollar Discounts, GE Capital shall debit the Rebate Account in an amount equal to such difference.
   (3) At the end of each six (6) month period of the Agreement, GE Capital shall net the credits and debits made to the Rebate Account during such six month period (including any carried over from prior six (6) month periods.) Any net credit amount shall be the Discount Rebate and shall be remitted to MW by check. Any net debit amount shall be carried over to future six (6) month periods.
   GE Capital shall provide a monthly accounting of the Rebate Account to MW. GE Capital shall have the right to set off any late charge fees and other amounts, including Payments, due and unpaid pursuant to this Supplement and/or the Agreement, against any Discount Rebates owed to MW hereunder.

          In no event shall late charge fees due hereunder exceed the maximum amount of such charges permissible under applicable law. In the event that a court of competent jurisdiction, notwithstanding the provisions of the preceding sentence, shall make a final determination that GE Capital has received late charge fees hereunder in excess of the maximum permissible under applicable law GE Capital shall, to the extent permitted by applicable law, promptly apply such excess first to any due and unpaid reimbursements under the Agreement, and thereafter shall refund any excess to MW or as a court of competent jurisdiction may otherwise order.
          The parties agree that this Supplement contains the entire Agreement between the parties relating to the subject matter hereof. There are merged herein all prior representations, promises and conditions, whether oral or written, which relate to the subject matter, and any representation, promise or condition not incorporated herein will not be binding upon the parties. All terms used in this Supplement will have the meanings defined in the Agreement. If any provisions of this Supplement are inconsistent with any provisions of the Agreement or any other Supplement(s) executed on or prior to the date hereof, the provisions of this Supplement will prevail and govern and the inconsistent provisions of the Agreement or such other Supplement(s) will be deemed to be amended accordingly.
          The parties agree that this Supplement may not be varied, altered or its provisions waived except by another agreement in writing signed by the parties' authorized representatives. This Supplement will be binding on the respective permitted successors and assigns of MW and GE Capital under the Agreement, their legal representatives, heirs, executors and administrators.

     IN WITNESS WHEREOF, this Supplement is hereby signed and sealed this 12th day of October, 1989.

                                       MONTGOMERY WARD & CO., INCORPORATED

                                       -----------------------------------


CORPORATE SEAL                         By
                                          --------------------------------


                                        Title   Sr. Vice President
                                             -----------------------------

ACCEPTED:



GENERAL ELECTRIC CAPITAL CORPORATION


By:
  ----------------------------------


Title:  Vice President
      ------------------------------